Exhibit 99.1

MKS Instruments Announces Appointment of Wissam Jabre to its

Board of Directors

Andover, Mass., November 5, 2024 – MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of enabling technologies that transform our world, today announced that Wissam Jabre, EVP and Chief Financial Officer of Western Digital Corporation, has been appointed to its Board of Directors, effective November 4, 2024.

“We are pleased to welcome Wissam to the MKS Board of Directors,” said Jerry Colella, Chairman of the Board of MKS. “His strong background in key financial roles will provide valuable insight to the Board and MKS.”

“Wissam is an outstanding and accomplished global executive, with a strong record of achievement in finance and extensive experience in the electronics and semiconductor markets,” said John T.C. Lee, President and Chief Executive Officer of MKS. “We look forward to benefitting from his perspective and counsel.”

Background on Mr. Jabre

Mr. Jabre has served as Executive Vice President and Chief Financial Officer of Western Digital since February 2022, where he leads the global finance organization, including accounting, financial reporting, tax, treasury, internal audit, and investor relations. He previously served as Senior Vice President and Chief Financial Officer of Dialog Semiconductor from 2016 until it was acquired by Renesas Electronics in August 2021. Prior to that, he held senior finance roles at Advanced Micro Devices, Freescale Semiconductor, and Motorola. He began his career with Schlumberger, where he held engineering and finance roles.

He holds a B.E. in Electrical Engineering from the American University of Beirut and an MBA from Columbia Business School. He is a CFA© charterholder.

About MKS Instruments

MKS Instruments enables technologies that transform our world. We deliver foundational technology solutions to leading edge semiconductor manufacturing, electronics and packaging, and specialty industrial applications. We apply our broad science and engineering capabilities to create instruments, subsystems, systems, process control solutions and specialty chemicals technology that improve process performance, optimize productivity and enable unique innovations for many of the world’s leading technology and industrial companies. Our solutions are critical to addressing the challenges of miniaturization and complexity in advanced device manufacturing by enabling increased power, speed, feature enhancement, and optimized connectivity. Our solutions are also critical to addressing ever-increasing performance requirements across a wide array of specialty industrial applications. Additional information can be found at www.mks.com.

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Contacts:

Bill Casey

Senior Director, Marketing Communications

Telephone: +1 (630) 995-6384

Email: bill.casey@mksinst.com

Kelly Kerry, Partner

Kekst CNC

Email: kerry.kelly@kekstcnc.com